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                                                                Exhibit 24.1


                         Consent Of Independent Auditors


We consent to the incorporation by reference of our report dated February 5, 1999, except as to Note 4 and Note 11, as to which the date is May 13, 1999, with respect to the consolidated financial statement of NextCard, Inc. and subsidiary included in its Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, for the year ended December 31, in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1997 Stock Plan and 1999 Employee Stock Purchase plan of NextCard, Inc., filed with the Securities and Exchange Commission on or about June 8, 1999.


                                                /s/ Ernst & Young LLP

San Francisco, California
June 8, 1999